Exhibit 3
The terms, conditions and definitions used in the Offer to Purchase of BCE Inc. dated November 10, 2008 (as it may be amended from time to time, the “Offer to Purchase”) are incorporated by reference in this Letter of Acceptance and Transmittal. Capitalized terms used and not defined herein have the meanings given to them in the Offer to Purchase.
LETTER OF ACCEPTANCE AND TRANSMITTAL
in respect of the Offer of
BCE INC.
TO PURCHASE FOR CASH
ANY AND ALL OF THE OUTSTANDING 7.35% SERIES C NOTES DUE OCTOBER 30, 2009
ISSUED BY BCE INC.
(ISIN No. CA 05534BAJ85)
for a purchase price equal to the Canada Yield Price and accrued and unpaid interest up to but excluding the Closing Date.
THE OFFER, WHICH IS CONDITIONAL ON THE CONSUMMATION OF THE PRIVATIZATION, WILL BE OPEN FOR ACCEPTANCE UNTIL 12:00 NOON (MONTREAL TIME) ON DECEMBER 10, 2008, UNLESS THE OFFER IS WITHDRAWN, VARIED OR EXTENDED.
This Letter of Acceptance and Transmittal, properly completed and duly executed, together with all other required documents, must be completed by CDS & CO., as nominee for CDS Clearing and Depository Services Inc. (collectively, “CDS”), pursuant to the Offer.
TO: BCE INC. (“BCE”)
AND TO: Computershare Investor Services Inc., as depositary (the “Depositary”)
CDS hereby acknowledges and confirms that the principal amount of Notes tendered to the Offer (the “Deposited Securities”) is                     .
Upon the terms and conditions contained in the Offer, CDS hereby tenders to, and irrevocably accepts the Offer (subject only to the provisions of the Offer regarding withdrawal), with respect to the Deposited Securities currently held in the CDSX book-entry system maintained by CDS.
The undersigned, on behalf of the beneficial owners of the Deposited Securities:
1. acknowledges receipt of the Offer to Purchase;
2.	on and subject to the terms and conditions of the Offer, deposits and sells, assigns and transfers to BCE all right, title and interest in and to the Deposited Securities, including any and all rights and obligations arising from the Deposited Securities, any benefits under the Indenture, and any accrued interest, effective from the Expiration Time, unless the Offer is withdrawn by BCE;

3.	represents and warrants that, (i) the undersigned, on behalf of the beneficial owners of the Deposited Securities, has full power and authority to deposit, sell, assign and transfer the Deposited Securities, (ii) the undersigned, on behalf of the beneficial owners of the Deposited Securities, owns the Deposited Securities being deposited free and clear of any hypothecs, mortgages, liens, charges, restrictions, security interests, claims, pledges, equitable interests and encumbrances of any nature or kind whatsoever and has not sold, assigned or transferred, or agreed to sell, assign or transfer, any of such Deposited Securities to any other person, (iii) the deposit of such Deposited Securities complies with applicable securities laws, and (iv) if and when such Deposited Securities are taken up by BCE, BCE will acquire good title thereto, free and clear of any hypothecs, mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, equitable interests and encumbrances of any nature or kind whatsoever;

4.	directs BCE and the Depositary, upon BCE taking up and paying for the Deposited Securities, to pay for the

Notes validly deposited pursuant to the Offer and not validly withdrawn through a wire transfer to CDS for the account of the CDS Participants of the tendering Note Holders;

5.	waives any right to receive notice of purchase of the Deposited Securities;

6.	in addition, irrevocably constitutes and appoints BCE, and any other persons designated by BCE in writing, as the true and lawful agents, attorneys and attorneys-in-fact of the undersigned, on behalf of the beneficial owners of the Deposited Securities, with respect to the Deposited Securities deposited herewith and taken up by BCE, effective from and after the Expiration Time, with full power of substitution, in the name of and on behalf of the undersigned and the beneficial owners of the Deposited Securities (such power of attorney being deemed to be an irrevocable power coupled with an interest):
(a)	to register or record the transfer and/or cancellation of such Deposited Securities on the appropriate registers (as applicable);

(b)	to exercise any and all rights in respect of the Deposited Securities, including, without limitation, to vote any or all Deposited Securities, to execute and deliver any and all instruments of proxy, authorizations or consents in a form and on terms satisfactory to BCE in respect of any or all Deposited Securities, to revoke any such instrument, authorization or consent given prior to or after the Expiration Time, to designate in such instrument, authorization or consent and/or designate in any such instruments of proxy any person or persons as the proxy of CDS, on behalf of the tendering Note Holders, in respect of the Deposited Securities, for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournment thereof) or resolutions of Note Holders; and

(c)	to exercise any other rights of a holder of Deposited Securities.
7.	covenants to execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Deposited Securities to BCE;
8.	acknowledges that all authority conferred or agreed to be conferred by the undersigned and by the beneficial owners of the Deposited Securities herein is, to the maximum extent permitted by law, irrevocable and coupled with an interest and shall survive the death or incapacity, bankruptcy or insolvency of the undersigned, and of the beneficial owners of the Deposited Securities, and that all obligations of the undersigned and of the beneficial owners of the Deposited Securities herein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of the undersigned and of the beneficial owners of the Deposited Securities; and
9.	by virtue of the execution of this Letter of Acceptance and Transmittal, shall be deemed to have agreed, on behalf of beneficial owners of the Deposited Securities, that all questions as to validity, form, eligibility (including timely receipt) and acceptance of any Deposited Securities and accompanying documents deposited pursuant to the Offer will be determined by BCE in its sole discretion and that such determination shall be final and binding and acknowledges that (i) BCE reserves the absolute right to reject any and all deposits of Deposited Securities which BCE determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction, (ii) BCE reserves the absolute right to waive any defect or irregularity in the deposit of any Deposited Securities, (iii) there shall be no duty or obligation on BCE, its Board of Directors, the Depositary, the Dealer Manager (or any of their respective trustees, directors, officers, employees, agents or representatives), or any other person to give notice of any defect or irregularity in any deposit or withdrawal and no liability shall be incurred by any of them for failure to give such notice, and (iv) BCE’s interpretation of the terms and conditions of the Offer to Purchase and of this Letter of Acceptance and Transmittal shall be final and binding.

                            CDS & CO.

By:

Dated: , 2008		Authorized Signing Officer
The Depositary for the Offer is:
Computershare Investor Services Inc.
By Registered Mail, Hand or by Courier:
100 University Avenue
9th Floor
Toronto, ON
M5J 2Y1
Attention: Corporate Actions
For Information:
Toll Free (North America): 1-800-564-6253
Overseas: 1-514-982-7555
E-mail: corporateactions@computershare.com

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